Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT (hereinafter: the “Agreement”) is made and entered on the 22 day of June 2014, by and between ADAMA Agricultural Solutions Ltd., an Israeli company whose principal place of business is Golan Street, Airport City, Israel (hereinafter: the “Company”), and Chen Lichtenstein (hereinafter: the “Employee”).

WHEREAS	The Employee is employed by the Company as of March 1, 2006; and

WHEREAS	As of May 1, 2007 the Employee is engaged by the Company in accordance with the terms of an employment agreement dated August 29, 2007 (hereinafter: the “Previous Agreement”);

WHEREAS	As of February 7, 2014 the Employee is engaged in the position of the President and Chief Executive Officer of the Company (hereinafter: the “Position”);

WHEREAS	The Parties wish to set forth in this Agreement the terms and conditions of the Employee’s employment in the Position as of February 7, 2014 (hereinafter: the “Effective Date”);

NOW, THEREFORE, the Parties agree as follows:

1.	General

1.1.	The preamble to this Agreement constitutes an integral part hereof.

1.2.	This Agreement is personal, and the terms and conditions of the Employee’s employment shall be solely as set forth herein. The Employee shall not be entitled to any payment, right or benefit, which is not expressly mentioned in this Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees.

1.3.	This Agreement may only be amended in writing and signed by both parties.

For the avoidance of any doubt, this Agreement shall contain the entire understanding between the Company and the Employee with respect to his employment by the Company as of the Effective Date and all prior negotiations, agreements (including the Previous Agreement), offer letters, commitments and understandings (whether written or oral) not expressly contained herein shall be null and void in their entirety (excluding the Option Grant Agreement and the Long Term Cash Incentive Grant Agreement, both dated January 29, 2014, and that certain conflict of interest arrangement dated June 6, 2013 as was amended on May 11, 2014).

1.4.	In this Agreement “Group” shall mean the Company and its affiliates, being persons or entities which are held by the Company now or in the future (individually and collectively referred to as the “Group”).

2.	Position and Undertakings

2.1.	The Employee shall continue to be engaged in the Position. The position includes all activities usually performed by a CEO in a company, which is similar to the Company in respect of its scope, size and type of activity, including but not limited to any duties that will be decided by the board of directors of the Company (hereinafter: the “Board”). Within the framework of the Position, the Employee will implement the Board’s decisions, and strive to fulfill the Company goals.

2.2.	The Employee shall devote all of his business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Company

2.3.	The Employee shall not engage, directly or indirectly, in any business, professional or commercial occupation (including as a board member) outside his employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Company’s Board, and subject to the terms of such approval, and accept as provided for in Schedule A.

It is hereby agreed that the Employee is allowed to engage in the voluntary activities with respect to his home town committees.

2.4.	As the Employee is employed hereunder in a management position, which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to him or to his employment with the Company. The Employee acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to him pursuant to such law.

2.5.	The Employee consents, of his own free will and although not required to do so under law, that the information in this Agreement and any information concerning him gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Employee’s right to privacy.

3.	Salary

3.1.	In consideration for the Employee’s fulfillment of his obligations under this Agreement, the Company shall pay the Employee a gross monthly salary of NIS 153,686 (hereinafter: the “Salary”).

3.2.	The Salary will be linked to the Israeli Consumer Price Index (hereinafter: the “CPI”) as known on the Effective Date and will be adjusted on a monthly basis based on the CPI known on the date of payment. If the CPI is negative, the Salary will not decrease; however, any negative balance will be set-off against the subsequent positive balance (or the subsequent positive balances, if required). It is agreed that such salary updates will replace any incremental allowances or adjustment payments required under law.

4.	Bonuses

4.1.	The Employee may be entitled to receive an annual bonus subject to the terms and conditions of the Company’s Remuneration Policy and subject to the decision of the Company’s organs and the provisions of the applicable laws as in effect from time to time (hereinafter: the “Remuneration Policy” and the “Annual Bonus” as relevant).

4.2.	The Employee may be entitled to additional special bonuses subject to the terms of the Remuneration Policy and to the decision of the Company’s organs.

4.3.	Where any bonus is paid to the Employee hereunder, being a conditional payment, it shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits such as severance pay.

Without derogating from the generality of the above, and for the sake of caution only, it is hereby mutually agreed that any bonus paid (including any Annual Bonus), if paid, includes within it any severance pay on account of it.

It is agreed that the Parties will file a request to the Minister of Economy to approve this arrangement according to Section 28 of the Severance Pay Law, 1963.

If the Ministry of Economy’s approval is not obtained, and the Employee demands severance pay on the basis of any of the bonuses, then it is hereby mutually agreed that any bonus amounts paid to the Employee will be decreased retroactively by 8.33% (hereinafter: the “Reduced Bonuses”). In such case, any bonuses payment that were paid in excess of the Reduced Bonuses will be considered as advanced payments paid to the Employee and will be set-off against any amount owed to the Employee.

For the avoidance of any doubt, the lack of any set-off or partial set-off shall not exempt the Employee from his liability to return his abovementioned debt to the Company.

4.4.	In accordance with the Company’s Remuneration Policy, the Employee will be required to pay back to the Company amounts overpaid to them for the performance-based component of the bonus, which were paid on the basis of data that turned out to be erroneous and were restated in the financial statements of the Company.

5.	Company Car

5.1.	The Company shall make a company car available to the Employee for its use in the performance of the Position (hereinafter: the “Company Car”), with all maintenance and usage expenses paid by the Company. The Employees to bear any and all liability and costs in relation to traffic, parking and other fines, which if paid by the Company will be set off from the Employee’s Salary or from any other payment owed to him by the Company.

5.2.	The Company shall bear the tax associated with the Company Car benefit under any applicable law.

5.3.	The receipt of this car benefit is in place of any travel expenses to which the Employee would otherwise be entitled at law.

6.	Cellular Phone

6.1.	The Company shall provide the Employee with a cell phone for its use in the performance of the Position (hereinafter: the “Cellular Phone”), with all maintenance and usage expenses paid by the Company.

6.2.	The Company shall bear the tax associated with the Cellular Phone benefit under any applicable law (if applicable).

7.	Out of Pocket Expenses and Additional benefits

The Company shall reimburse the Employee for all business expenses incurred by the Employee in connection with the provision of this Agreement, all subject to Company’s policy as in effect from time to time.

In addition, the Employee shall be entitled to reimbursement of expenses for the telephone and internet lines in his residence and for one daily newspaper and one financial newspaper.

The Employee will receive a laptop computer for the purposes of performing the Position.

The Employee will be entitled once a year to undergo medical checks (“Seker Menahalim”) financed by the Company.

The Company shall bear the tax applicable in connection with all the expenses mentioned above (if applicable).

8.	Annual Leave

8.1.	The Employee shall be entitled to annual leave of 24 working days per year.

8.2.	Redemption of vacation days will only occur at the end of the employment relations and shall be calculated on the basis of 130% of the Salary (i.e on Salary only and not based on social benefits as for the avoidance of any doubt, the 130% was calculated to take into account the cost of the social benefits).

8.3.	The Employee may accumulate up to 50 days of annual leave in any given time. Any annual leave exceeding such limit, shall be erased by the Company and, for the avoidance of doubt, shall not be paid out on termination.

9.	Recuperation Pay

The Employee shall be entitled to 16 days of recuperation each year according to the tariff required by law.

10.	Sick Leave

10.1.	The Employee shall be entitled to 27 calendar days of sick leave each year.

10.2.	The Employee shall be entitled to accumulate up to 180 sick days.

10.3.	In the event that the Employee is entitled to payment from any insurance company or any other body (which are financed by the Company) for his sick leave and to the extent that such payment is made, he will not be entitled to sick-leave payment from the Company, to that extent.

10.4.	For the avoidance of doubt, in the event of termination of employment for any reason, the Employee shall not be entitled to any compensation for unused sick leave.

11.	Military Reserve Service

During any reserve service period, the Company shall continue to pay the Employee his Salary, provided that the Employee submits to the Company proper written documentation substantiating such service, in order for the Company to receive the reserve duty payments from the National Insurance Institute.

12.	Pension Arrangement

12.1.	The Employee shall continue to be entitled to contributions to a Managers Insurance Policy (hereinafter: the “Policy”) or to a comprehensive pension plan (hereinafter: the “Pension Plan”), or a combination of the two, as may be selected by him, at the following monthly rates:

12.1.1.	In the event that the Employee chose a Policy: (i) 8.33% towards severance pay component; and (ii) 5% of towards the savings and risk component. In addition, the Company shall also make provision for the loss of the earning capacity component at the lower of, 2.5% of the Salary or a rate which is required to ensure 75% of the Salary. The Company shall also deduct 5% to be paid on the Employee’s account towards the Policy.

12.1.2.	In the event that the Employee chose a Pension Plan: (i) 8.33% towards severance pay component; and (ii) 6% towards the savings and risk component. The Company shall also deduct 5.5% to be paid on the Employee’s account towards the Pension Plan.

12.2.	The contributions towards the severance pay component of either the Policy or the Pension Plan (as applicable) shall be made out of the entire Salary.

12.3.	At the request of the Employee, it is agreed that the contributions towards the savings and risk component (in either the Policy or the Pension Plan, as applicable, and on behalf of both the Employee and the Company’s contributions) shall only be made out of the Salary up to the ceiling recognized by the income tax authorities from time to time, but not otherwise (hereinafter the “Exempted Salary”). In addition, the Employee shall be entitled to receive an increment that will paid together with the Salary in an amount equal to the Company’s contributions to the savings and risk component out of the portion of the Salary above the Exempted Salary (hereinafter: the “Pension Increment”).

The Pension Increment shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits (such as severance pay).

Without derogating from the generality of the above, and for the sake of caution only, it is hereby mutually agreed that any Pension Increment paid includes within it payment of severance pay on account of it.

It is agreed that the Parties will file a request to the Minister of Economy to approve this arrangement according to Section 28 of the Severance Pay Law, 1963.

If the Ministry of Economy’s approval is not obtained, and the Employee demands severance pay on the basis of any of the Pension Increments paid, then it is hereby mutually agreed that any Pension Increments paid to the Employee will be decreased retroactively by 8.33% (hereinafter: the “Reduced Increments”). In such case, any Pension Increments that were paid in excess of the Reduced Increments will be considered as advanced payments paid to the Employee and will be set-off against any amount owed to the Employee.

For the avoidance of any doubt, the lack of any set-off or partial set-off shall not exempt the Employee from his liability to return his abovementioned debt to the Company.

13.	Further Education Fund

13.1.	The Company shall continue to make monthly Further Education Fund’s contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on the Employee’s account.

13.2.	At the request of the Employee, it is agreed that the contributions shall be made in each case up to the ceiling recognized by the income tax authorities from time to time (the “Exempted Education Fund Salary”) and that in addition, the Employee shall be entitled to receive an education supplement to be paid together with his salary in an amount equal to the Company’s contributions towards the Further Education Fund out of the Salary above the Exempted Education Fund Salary (hereinafter: the “Education Fund Increment”).

The Education Fund Increment shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits (such as severance pay).

Without derogating from the generality of the above, and for the sake of caution only, it is hereby mutually agreed that any Education Fund Increment paid includes within it payment of severance pay on account of it.

It is agreed that the Parties will file a request to the Minister of Economy to approve this arrangement according to Section 28 of the Severance Pay Law, 1963.

If the Ministry of Economy’s approval is not obtained, and the Employee demands severance pay on the basis of any of the Education Fund Increments paid, then it is hereby mutually agreed that any Education Fund Increments paid to the Employee will be decreased retroactively by 8.33% (hereinafter: the “Reduced Education Fund Increments”). In such case, any Education Fund Increments that were paid in excess of the Reduced Education Fund Increments will be considered as advanced payments paid to the Employee and will be set-off against any amount owed to the Employee.

For the avoidance of any doubt, the lack of any set-off or partial set-off shall not exempt the Employee from his liability to return his abovementioned debt to the Company.

14.	Term and Termination

14.1.	This Agreement is effective as of the Effective Date and shall continue for an un-fixed term, unless terminated in accordance with the terms of this Agreement.

14.2.	Each Party may terminate this Agreement by providing prior written notice to the other party of three (3) months (hereinafter: the “Prior Notice Period”).

14.3.	The Company may, in its sole discretion terminate the Employee’s employment without Prior Notice, in whole or in part, by giving the Employee notice together with payment in lieu of all or part of the Prior Notice Period, as the case may be, according to law. In such case, the Employee’s employment shall be deemed to have ceased on the date of the receipt of the notice from the Company.

Despite the above, it is agreed that if the Company was the party, who initiated the termination of employment and it decides to pay in lieu of the Prior Notice Period, the payment in lieu of the Prior Notice Period will be calculated on the basis of 130% of the Employee’s Salary and not as detailed above. For the avoidance of any doubt, the rate of 130% was calculated to include the cost of the social benefits.

14.4.	Notwithstanding the above, the Company shall be entitled to terminate this Agreement forthwith, without any prior notice or payment in lieu of prior notice, where the Employee was convicted in embezzlement or another offence that carries disgrace ( ) with respect to the Company.

14.5.	Upon termination of this Agreement, the Employee shall immediately return to the Company each and every asset (including the Company Car, the Cellular Phone, Company’s documents and any Company’s or Group’s information) in his possession or control which belongs, or has been entrusted, to the Company and shall not have any right or lien with respect to any asset.

15.	Acclimation Bonus

Upon termination of employment, for any reason (excluding circumstances that entitle the Company legally to dismiss the Employee without paying him severance pay, in whole or in part), the Employee shall be entitled to an adjustment bonus at the amount of 6 times 130% of his Salary (hereinafter: the “Adjustment Bonus”). For the avoidance of doubt, it is hereby clarified that the Adjustment Bonus is a special one-time separation compensation, which will not be considered as a salary component for any matter purpose.

16.	Confidentiality, Non-Competition, Non-Solicitation, and Intellectual Property

16.1.	Confidentiality

The Employee acknowledges and agrees that he had and will continue to have access to confidential and proprietary information concerning the business and financial activities of the Company and the Group and information and technology from the Company’s product research and development, including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, and test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to the Employee prior to his association with the Company and can be so proven; (ii) shall have become a part of the public knowledge except as a result of breach of by the Employee; (iii) reflects general skills and experience gained during the Employee’s engagement by the Company; or (iv) reflects information and data generally known the industries or trades in which the Company competes.

The Employee agrees and declares that all Proprietary Information, patents, trademarks, copyrights and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and after his termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company except as may be necessary in the ordinary course of performing the Position hereunder.

16.2.	Non-Compete and Non-Solicitation

The Employee hereby covenants that throughout the term of the Agreement and for a period of six (6) months following the effective date of termination of the Employee’s employment (for any reason):

16.2.1.	The Employee will not, directly or indirectly, be employed by or provide any services to (whether as an employee, independent contractor, shareholder, or partner) a Competing Company. For purposes herein, “Competing Company” means a company, in Israel or abroad, which engages in the field of agrochemicals, seeds, plant-breeding, and plant genetics.

16.2.2.	The Employee will not offer, solicit, interfere with and/or endeavor to entice away from the Company, any person, firm or company with whom the Company have any contractual and/or commercial relationship of whatsoever nature, existing or under negotiation on or before the effective date of termination of the Employee’s employment with the Company.

16.2.3.	The Employee acknowledges that the Company, when determining the Employee’s high Salary and benefits took into account the obligations set forth in this Section 16.2.

16.3.	Intellectual Property

The Employee acknowledges that any invention, improvement, or developments, resulting from the Employee’s employment with the Company (including any employment period before the term of this Agreement) and/or developed during such employment shall be the property of the Company, and the Employee waives all rights and claims in connection therewith. In the event that the Company wishes to protect any such inventions, the Employee will cooperate with the Company, on Company’s account, as requested including after the termination date of employment at times agreed with the Employee.

16.4.	Survival

16.4.1.	The provisions of this Section 16 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

16.4.2.	The Employee specifically acknowledges, stipulates and agrees that the protective covenants are reasonable under the circumstances and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth herein are found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth herein to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

17.	Insurance and Indemnification

The Company shall insure the Employee in a Directors and Officers’ Insurance as in effect from time to time in the Company for other officers in the Company. In addition, the Company undertakes to exempt from liability towards it and indemnify and/or compensate the Employee against all claims filed against him in his capacity as an officer in the Company in accordance with the Remuneration Policy and the indemnification and/or compensation terms as in effect from time to time in the Company and subject to applicable law.

18.	General Provisions

18.1.	The validity of this Agreement is subject to the receipt of all the required approvals of the Company’s organs, according to the Company Articles of Association and applicable law.

18.2.	All of the payments and benefits provided to the Employee under this Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law unless otherwise stated in this Agreement.

18.3.	This Agreement and the Employee’s employment by the Company shall be governed by and construed in accordance with the laws of Israel.

18.4.	The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

18.5.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, or via e-mail, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

(Signature)	/s/ Aviram Lahav	(Signature)	/s/ Chen Lichtenstein

ADAMA Agricultural Solutions Ltd		Chen Lichtenstein

By:	Aviram Lahav +

Title:	CFO +

Schedule A

Exhibit A

Terms of Employment

It is proposed to approve Mr. Lichtenstein’s terms of office and employment in his position as President and CEO of the Company, as listed below:

1.	Monthly Salary - Mr. Lichtenstein will be entitled to monthly salary in the gross amount of NIS 153,686 (the “Monthly Salary”) which will be linked to the Israeli Consumer Price Index (hereinafter: the “CPI”) and will be adjusted on a monthly basis based on the CPI known on the date of payment. If the CPI is negative, the Salary will not decrease; however, any negative balance will be set-off against the subsequent positive balance (or the subsequent positive balances, if required).

2.	Vehicle maintenance cost and related expenses - The Company shall make a company car available to Mr. Lichtenstein with all maintenance and usage expenses paid by the Company. The Company shall bear the tax associated with the Company Car benefit under any applicable.

3.	Associated terms, reimbursement of expenses - Mr. Lichtenstein’s remuneration package includes associated terms that are standard in the market, such as pension deductions, life insurance, health insurance, social rights and benefits, mobile phone (including grossing up the tax for it), Internet and landline phone, travel expenses, hosting expenses and accommodation abroad and in Israel, subscription to daily newspapers, seminars and courses, holiday gift, vacation, medical examinations, secretarial and office services and other expenses.

4.	Annual bonus – Mr. Lichtenstein will be entitled to an annual bonus in the amount determined by the Remuneration Committee, the Board of Directors and the shareholders of the Company in accordance and subject to the maximum annual bonus and ratio between annual bonus and annual base salary of officers set in the Company’s Remuneration Policy, as may be amended from time to time and subject to the provisions of the applicable laws as in effect from time to time. Mr. Lichtenstein shall be entitled to additional special bonuses subject to the terms of the Remuneration Policy and to the resolution of the Company’s organs.

5.	Equity-based compensation - Mr. Lichtenstein will be entitled to options, as well as a long-term cash incentive in accordance with the Company’s Long Term Incentive Plan and subject to the Remuneration Policy of the Company.

6.	Annual Leave - Mr. Lichtenstein shall be entitled to annual leave of 24 working days per year. Redemption of vacation days will only occur at the end of the employment relations and shall be calculated on the basis of 130% of the Salary (calculated to take into account the cost of the social benefits). Mr. Lichtenstein may accumulate up to 50 days of annual leave in any given time. Any annual leave exceeding such limit, shall be erased by the Company and shall not be paid out on termination.

7.	The period of advance notice – Each Party may terminate the employment by providing prior written notice to the other party of three (3) months (the “Prior Notice Period”).

8.	The Company may, in its sole discretion terminate Mr. Lichtenstein employment without Prior Notice, by giving Mr. Lichtenstein notice together with payment in lieu of all or part of the Prior Notice Period. If the Company was the party who initiated the termination of employment and it decides to pay in lieu of the Prior Notice Period, the payment in lieu of the Prior Notice Period will be calculated on the basis of 130% of the Mr. Lichtenstein’s Salary.

9.	Acclimation Bonus - Upon termination of employment, Mr. Lichtenstein shall be entitled to a one-time acclimation bonus at the amount of 6 times 130% of his Monthly Salary, in accordance with the Remuneration Policy of the Company.

10.	Non-Compete and Non Solicitation – Throughout the term of his employment agreement and for a period of six (6) months following the termination of his employment, Mr. Lichtenstein shall not be employed or provide any services to a competitor, and shall not solicit away from the company any person or firm with whom the company has a commercial relationship.

11.	Insurance and Indemnification - The Company shall insure Mr. Lichtenstein in a Directors’ and Officers’ Insurance as in effect from time to time in the Company for other officers in the Company. In addition, the Company will exempt from liability towards it and indemnify and/or compensate Mr. Lichtenstein against all claims filed against him in his capacity as an officer in the Company in accordance with the Articles of Association of the Company, the Remuneration Policy and the indemnification and/or compensation terms as in effect from time to time in the Company and subject to applicable law.